UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 15, 2012

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-33357	65-0643773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Snunit Street	20100
Science Park, POB 455
Carmiel, Israel
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code +972-4-988-9488

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 15, 2012, the Board of Directors (the “Board”) of Protalix BioTherapeutics, Inc. (the “Company”) adopted certain recommendations of the Board's Compensation Committee (the “Compensation Committee”) regarding the compensation of the Company's executive officers, including the grant of certain incentive bonuses to be paid to the Company's executive officers upon the achievement of designated milestones, as described in more detail below. In addition, the Company made certain grants of restricted stock to its executive officers, as described below, and to other members of the Company's management team.

No changes have been made to the base salaries of the Company's executive officers. If the Company achieves agreed-upon advancements in the clinical development of each of certain designated product candidates during an agreed-upon amount of time immediately following the Board's approval of the bonuses, the Company's executive officers will be entitled to the amounts listed in the first two columns of the table below. Such amounts are payable upon achievement of the applicable milestone if, at such time, the Company has available an agreed-upon minimum cash balance (the “Minimum Cash Balance”). If the Company does not have the Minimum Cash Balance, the bonuses will be considered earned, and are payable when the Company next achieves the Minimum Cash Balance.

The Company will pay a bonus to its executive officers upon the Company's entry into a certain undisclosed substantial commercial agreement, currently the subject of discussions with a third party. In addition, the Company will pay a bonus upon its entry into any one or more substantial strategic or other defined transactions, within an agreed-upon period of time, each of which results in aggregate cash payments to the Company in excess of an agreed-upon amount (each, a "Substantial Transaction”).

If the Company enters into a Change in Control transaction (as defined in the Company's 2006 Stock Incentive Plan, as amended June 17, 2012 (the "Plan")), such as a merger or acquisition transaction, the Company's executive officers will be entitled to the bonus payments shown in the last column of the table below, subject to certain exceptions.

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BONUS AMOUNTS

	Clinical Development Milestones per Clinical Product Candidate	Other Clinical Development Milestone for Clinical Product Candidate	Undisclosed Substantial Commercial Agreement	Entry into a Substantial Transaction	Entry into a Change in Control Transaction
David Aviezer, Ph.D. President and Chief Executive Officer	$150,000	$50,000	$800,000	$900,000	$2,980,000
Yoseph Shaaltiel, Ph.D. Executive Vice President, Research and Development	$170,000	$120,000	$180,000	TBD out of $900,000	$1,200,000
Einat Brill Almon, Ph.D. Senior Vice President, Product Development	$150,000	$100,000	$170,000	TBD out of $900,000	$1,125,000
Yossi Maimon, CPA Vice President and Chief Financial Officer	$35,000	$10,000	$450,000	TBD out of $900,000	$1,125,000
Tzvi Palash Chief Operating Officer	$70,000	$20,000	$100,000	TBD out of $900,000	$500,000

In addition to the bonuses granted to the Company's executive officers, additional members of the Company's management team are entitled to certain incentive bonuses payable upon the achievement of designated milestones.

The Board also granted 1,100,000 shares of restricted stock to the executive officers, as shown in the table immediately following this paragraph. The grants were made in accordance with the terms and conditions of the Plan.

RESTRICTED SHARE AMOUNTS

David Aviezer, Ph.D. President and Chief Executive Officer	418,000
Yoseph Shaaltiel, Ph.D. Executive Vice President, Research and Development	210,000
Einat Brill Almon, Ph.D. Senior Vice President, Product Development	185,000
Yossi Maimon, CPA Vice President and Chief Financial Officer	185,000
Tzvi Palash Chief Operating Officer	102,000

The restricted shares detailed above shall vest in 16 equal, quarterly increments over a four-year period, commencing upon the date of grant. In addition, each vested share is subject to a 24-month lock-up period, commencing upon the applicable vesting date. Immediately and automatically in the event of a Change in Control, all of the restricted shares listed above shall vest and the lock-up periods shall terminate, subject to certain exceptions.

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Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 15, 2012, the Board adopted an amendment to the Company's Amended and Restated Bylaws. The amendment allows the Company to indemnify office holders in connection with payments and expenses incurred in connection with certain administrative proceedings that may be brought under the Israeli Securities Laws, 5278-1968, as amended. The amendment to the Amended and Restated Bylaws was adopted in response to recent changes to such Israeli laws.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

3.1 Amended and Restated Bylaws of the Company, as amended July 15, 2012
4.1 Form of Restricted Stock Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTALIX BIOTHERAPEUTICS, INC.

Date: July 18, 2012	By:	/s/ David Aviezer
	Name:	David Aviezer, Ph.D.
	Title:	President and
Chief Executive Officer

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